Exhibit 99.1

NV5 ANNOUNCES RECORD FIRST QUARTER 2015 FINANCIAL RESULTS

- First Quarter 2015 Revenues Increased 54% to $29.2 Million from $19.0 Million -

- First Quarter Net Income Increased 53% to $1.1 Million from $707,000 -

- Raises Full-Year 2015 Revenue Guidance up to $137 Million and Diluted EPS Guidance up to $1.15 -

Hollywood, FL – May 12, 2015 – NV5 Holdings, Inc. (Nasdaq: NVEE) (“NV5” or the “Company”), a provider of professional and technical engineering and consulting solutions, today reported financial results for the first quarter ended March 31, 2015.

First Quarter 2015 Financial Highlights

●	Gross revenues for the quarter increased 54% year-over-year to $29.2 million
●	EBITDA for the quarter increased 56% to $2.4 million from $1.6 million for the first quarter of 2014
●	Net income for the quarter increased 53% to $1.1 million from $707,000 for the first quarter of 2014
●	Diluted EPS for the quarter increased 38% to $0.18
●	Backlog of $95.7 million as of March 31, 2015 increased 17% from $82.1 million as of December 31, 2014

“The strong financial results we are announcing for the first quarter of 2015 indicate that our steady growth strategy is working. By providing an excellent standard of service in the field, exploiting opportunities for cross-selling and synergy among our five verticals, and successfully integrating accretive acquisitions, we were able to win contracts with new clients, extend or expand our contracts with existing clients, and generate significant revenue growth and earnings per share once again for our investors,” said Dickerson Wright, Chairman and CEO of NV5. “As a shareholder-value company, we succeed by setting and accomplishing ambitious but realistic organic growth and M&A goals, delivering our budget, and maintaining a clean and transparent balance sheet. We met and exceeded the goals we set for the first quarter of 2015 with revenue growth of 54% and backlog increases of 17%. The first quarter is historically our weakest performing quarter due to winter seasonality and fewer working days.”

Gross revenues for the first quarter of 2015 were $29.2 million, a 54% increase from the first quarter of 2014. Net revenue for the first quarter of 2015 was $22.8 million, an increase of 52% from the first quarter of 2014. Our organic growth for the first quarter of 2015 was 11%.

EBITDA for the first quarter of 2015 was $2.4 million, an increase of 56% from the first quarter of last year.

Net income for the first quarter of 2015 was $1.1 million or $0.18 per diluted share, up from a net income of $707,000, or $0.13 per diluted share in the first quarter of 2014. Diluted earnings per share reflect weighted-average shares outstanding of 6,032,062 for the first quarter of 2015, compared to weighted-average shares outstanding of 5,392,612 for the first quarter of 2014.

Cash flow provided by operating activities for the first quarter of 2015 was $1.9 million, compared to $428,000 for the first quarter of 2014. At March 31, 2015, cash and cash equivalents were $7.8 million.

At March 31, 2015, the Company reported a backlog of $95.7 million, compared to $82.1 million at December 31, 2014, an increase of 17%.

2015 Outlook

The Company is raising its guidance for full-year 2015 gross revenues and diluted earnings per share. The Company now expects full-year 2015 gross revenues, including the impact of acquisitions closed through April 30, 2015, to range from $127 million to $137 million, which represents an increase of 17% to 26% from 2014 gross revenues of $108.4 million. The Company further expects that full-year 2015 diluted earnings per share will range from $1.05 per share to $1.15 per share, representing an increase of 21% to 32% over diluted earnings per share of $0.87 for the full-year 2014. This guidance for gross revenues and diluted earnings per share excludes anticipated acquisitions for the remainder of 2015.

Use of Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is not a measure of financial performance under U.S. generally accepted accounting principles (“GAAP”). Management believes EBITDA, in addition to operating profit, net income and other GAAP measures, is a useful indicator of NV5’s financial and operating performance and its ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. A reconciliation of net income as reported in accordance with GAAP to EBITDA is provided at the end of this news release.

Gross Revenues include sub-consultant costs and other direct costs which are generally pass-through costs and, therefore, the Company believes that Net Revenues, which is a non-GAAP financial measure commonly used in our industry, provides a meaningful perspective on its business results. A reconciliation of gross revenues as reported in accordance with GAAP to net revenues is provided at the end of this news release.

NV5’s definition of Net Revenues and EBITDA may differ from other companies reporting similarly named measures.  These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP, such as contract revenues and net income.

Conference Call

NV5 will host a conference call to discuss its first quarter 2015 financial results at 4:30 p.m. (Eastern Time) on May 12, 2015.

Date:	Tuesday, May 12, 2015
Time:	4:30 p.m. Eastern time
Toll-free dial-in number:	+1 877-407-3982
International dial-in number:	+1 201-493-6780
Conference ID:	13608561
Webcast:	http://ir.nv5.com

Please dial-in at least 5-10 minutes prior to the start time in order for the operator to log your name and connect you to the conference.

A replay of the conference call will be available approximately one hour following the conclusion of the call through May 19, 2015. To access the replay via telephone, please dial:

Toll-free replay number:	+1 877-870-5176
International replay number:	+1 858-384-5517
Replay PIN number:	13608561

The conference call will also be webcast live and available for replay via the investors section of the NV5 website, www.NV5.com.

About NV5NV5 Holdings, Inc. (NASDAQ: NVEE) is a provider of professional and technical engineering and consulting solutions to public and private sector clients in the infrastructure, energy, construction, real estate and environmental markets. NV5 primarily focuses on five business verticals: construction quality assurance, infrastructure, engineering and support services, energy, program management and environmental solutions. The Company operates 36 offices in California, Colorado, Florida, Massachusetts, New Jersey, Ohio, Pennsylvania, Utah and Wyoming and is headquartered in Hollywood, Florida. For additional information, please visit the Company's website at www.NV5.com. Also visit the Company on Twitter, LinkedIn, Facebook, and Vimeo.

Forward-Looking Statements

All statements other than statements of historical fact contained in this press release and on the conference call constitute "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained in this press release and on the conference call. Such factors include: (a) changes in demand from the local and state government and private clients that we serve; (b) general economic conditions, nationally and globally, and their effect on the market for our services; (c) competitive pressures and trends in our industry and our ability to successfully compete with our competitors; (d) changes in laws, regulations, or policies; and (e) the "Risk Factors" set forth in the Company's most recent SEC filings. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements, except as required by law.

Contact

NV5 Holdings, Inc.

Lauren Wright, Ph.D.

Director of Investor Relations

Tel: +1-408-392-7233
Email: ir@nv5.com

NV5 HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	March 31, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,832	$6,872
Accounts receivable, net of allowance for doubtful accounts of $859 and $845 as of March 31, 2015 and December 31, 2014, respectively	28,590	27,015
Prepaid expenses and other current assets	1,199	1,224
Deferred income tax assets	358	358
Total current assets	37,979	35,469
Property and equipment, net	1,834	1,625
Intangible assets, net	7,110	5,221
Goodwill	13,703	11,142
Other assets	816	810
Deferred income tax assets	1,123	1,123
Total Assets	$62,565	$55,390

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,658	$5,335
Accrued liabilities	6,711	4,763
Income taxes payable	562	1,157
Billings in excess of costs and estimated earnings on uncompleted contracts	219	277
Client deposits	156	121
Current portion of contingent consideration	833	618
Current portion of stock repurchase obligation	268	372
Current portion of notes payable	2,904	2,878
Total current liabilities	17,311	15,521
Contingent consideration, less current portion	679	323
Stock repurchase obligation, less current portion	531	563
Notes payable, less current portion	3,106	3,378
Total liabilities	21,627	19,785

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.01 par value; 45,000,000 shares authorized, 6,346,442 and 5,754,959 shares issued and outstanding as of December 31, 2014 and 2013, respectively	64	58
Additional paid-in capital	29,859	25,617
Retained earnings	11,015	9,930
Total stockholders’ equity	40,938	35,605
Total liabilities and stockholders’ equity	$62,565	$55,390

NV5 HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except share data)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2015	2014

Gross revenues	$29,153	$18,992

Direct costs:
Salaries and wages	9,909	5,660
Sub-consultant services	4,073	3,087
Other direct costs	2,286	891
Total direct costs	16,268	9,638
Gross Profit	12,885	9,354

Operating Expenses:
Salaries and wages, payroll taxes and benefits	7,105	5,086
General and administrative	2,503	1,940
Facilities and facilities related	857	773
Depreciation and amortization	638	388
Total operating expenses	11,103	8,187
Income from operations	1,782	1,167

Other expense:
Interest expense	(68)	(52)
Total other expense	(68)	(52)

Income before income tax expense	1,714	1,115
Income tax expense	(629)	(408)
Net income and comprehensive income	$1,085	$707

Earnings per share:
Basic	$0.20	$0.14
Diluted	$0.18	$0.13

Weighted average common shares outstanding:
Basic	5,522,743	5,025,529
Diluted	6,032,062	5,392,612

NV5 HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Three Months Ended
	March 31, 2015	March 31, 2014
Cash Flows From Operating Activities:
Comprehensive income	$1,085	$707

Adjustments to reconcile comprehensive income to net cash provided by operating activities:
Depreciation and amortization	638	388
Provision for doubtful accounts	90	78
Stock compensation	278	131
Change in fair value of contingent consideration	4	6
Changes in operating assets and liabilities, net of impact of acquisitions:
Accounts receivable	(1,666)	(1,845)
Prepaid expenses and other assets	25	(334)
Accounts payable	323	130
Accrued liabilities	1,773	1,266
Income taxes payable	(595)	(92)
Billings in excess of costs and estimated earnings on uncompleted contracts	(58)	20
Client deposits	36	(27)
Net cash provided by operating activities	1,933	428

Cash Flows From Investing Activities:
Cash paid for acquisitions	(1,750)	(3,750)
Purchase of property and equipment	(227)	(179)
Net cash used in investing activities	(1,977)	(3,929)

Cash Flows From Financing Activities:
Payments on notes payable	(1,598)	(257)
Payments of contingent consideration	(233)	(233)
Payments of debt issuance costs	-	(27)
Payments of warrant exercise costs	(216)	-
Payments on stock repurchase obligation	(135)	(156)
Proceeds from exercise of warrants	3,186	-
Net cash (used in) provided by financing activities	1,004	(673)

Net (decrease) increase in Cash and Cash Equivalents	960	(4,174)
Cash and cash equivalents – beginning of period	6,872	13,868
Cash and cash equivalents – end of period	$7,832	$9,694

NV5 HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Three Months Ended
	March 31, 2015	March 31, 2014
Supplemental disclosures of cash flow information:
Cash paid for interest	$122	$78
Cash paid for income taxes	$1,224	$500

Non-cash investing and financing activities:
Contingent consideration (earn-out)	$233	$54
Notes and stock payable for acquisitions	$1,250	$3,284
Stock issuance for acquisitions	$900	$585
Payment of contingent consideration with common stock	$100	$100

NV5 HOLDINGS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED EBITDA
(in thousands)
(Unaudited)

A reconciliation of EBITDA to the most directly comparable GAAP measure in accordance with SEC
Regulation S-K follows:

	Three Months Ended
	March 31,	March 31,
	2015	2014

Net income and comprehensive income	$1,085	$707
Interest expense	68	52
Income tax expense	629	408
Depreciation and amortization	638	388
EBITDA	$2,420	$1,555

NV5 HOLDINGS, INC. AND SUBSIDIARIES
RECONCILIATION OF GROSS REVENUES TO NET REVENUES
(in thousands, except share data)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2015	2014

Gross revenues	$29,153	$18,992

Less: Sub-consultant services	4,073	3,087
Other direct costs	2,286	891
Net revenues	$22,794	$15,014